Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statements on Form S-8 of Oragenics, Inc. (the “Company”) of the report dated March 28, 2024 relating to the consolidated financial statements of the Company and its subsidiaries as of and for the year ended December 31, 2023 (which report includes an explanatory paragraph relating to a going concern uncertainty) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the Securities and Exchange Commission.

/s/ Cherry Bekaert, LLP

Tampa, Florida

December 16, 2024